Exhibit 3.1

DCT INDUSTRIAL TRUST INC.

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

DCT Industrial Trust Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Company desires to amend and restate its charter;

SECOND: The provisions of the charter which are now in effect, and as amended hereby in accordance with the Maryland General Corporation Law (the “MGCL”), are as follows:

ARTICLE 1.

THE COMPANY; DEFINITIONS

Section 1.1 Name.

The name of the corporation (the “Company”) is:

DCT Industrial Trust Inc.

Under circumstances in which the Board of Directors of the Company (the “Board of Directors” or the “Board”) determines that the use of the name of the Company is not practicable, the Company may use any other designation or name of the Company.

Section 1.2 Resident Agent and Principal Office.

The name and address of the resident agent of the Company in the State of Maryland is CSC–Lawyers Incorporating Service Company, 7 Saint Paul Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Company’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Baltimore, Maryland 21202. The Company may also have such other offices or places of business within or without the State of Maryland as the Board of Directors may from time to time determine.

Section 1.3 Purpose.

The purposes for which the Company is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT (as defined in Section 1.4) under the Code (as defined in Section 1.4) for which corporations may be organized under the laws of the State of Maryland as now or hereafter permitted by such laws.

Section 1.4 Definitions.

As used in this charter, the following terms shall have the following meanings unless the context otherwise requires (certain other terms used in Article 3 hereof are defined in Section 3.7(a) hereof):

(a) “AFFILIATE” or “AFFILIATED” means, as to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Person specified.

(b) “BYLAWS” means the bylaws of the Company, as the same are in effect from time to time.

(c) “CODE” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code means such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

(d) “COMMON SHARES” means shares of the Company’s common stock, $.01 par value per share, that may be issued from time to time in accordance with the terms of this charter and applicable law, as described in Section 3.2 hereof.

(e) “COMPANY PROPERTY” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Company (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Company.

(f) “DIRECTORS,” “BOARD OF DIRECTORS” or “BOARD” means, collectively, the individuals appointed as Directors of the Company pursuant to Article 2 of this charter so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

(g) “EQUITY SHARES” means shares of capital stock of the Company of any class or series, including Common Shares or Preferred Shares.

(h) “MGCL” means the Maryland General Corporation Law.

(i) “NYSE” means the New York Stock Exchange.

(j) “OPERATING PARTNERSHIP” means Dividend Capital Operating Partnership, L.P., a Delaware limited partnership through which the Company will own the Properties.

(k) “PERSON” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not include an underwriter that participates in a public offering of Equity Shares for a period of sixty (60) days following the initial purchase by such underwriter of such Equity Shares in such public offering,

(l) “PREFERRED SHARES” means shares of the Company’s preferred stock, which may be issued in one or more classes or series in accordance with Section 3.3 hereof.

(m) “REAL PROPERTY” or “REAL ESTATE” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

(n) “REIT” means a “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

(o) “REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

(p) “STOCKHOLDERS” means the registered holders of the Company’s Equity Shares.

ARTICLE 2.

BOARD OF DIRECTORS

Section 2.1 General.

Subject to the express limitations herein or in the Bylaws and to the general standard of care required of directors under the MGCL and other applicable law, (i) the business and affairs of the Company shall be managed under the direction of the Board of Directors and (ii) the Board of Directors shall have full, exclusive and absolute power, control and authority over the Company Property and over the business of the Company as if they, in their own right, were the sole owners thereof, except as otherwise limited by this charter. The Board of Directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Company. This charter shall be construed with a presumption in favor of the grant of power and authority to the Directors. Any construction of this charter or determination made in good faith by the Directors concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in this Article 2 shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

Section 2.2 Number of Directors.

The number of Directors of the Company shall be nine (9), which number may be increased or decreased from time to time only by the Board of Directors pursuant to the Bylaws: provided, however, that the total number of Directors shall be not fewer than the minimum number required by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. Each Equity Share of stock may be voted for as many individuals as there are directors to be elected and for whose election the Equity Share is entitled to be voted.

Section 2.3 Committees.

Subject to the MGCL, the Directors may establish such committees as they deem appropriate, in their discretion.

Section 2.4 Term; Current Board.

Each Director shall hold office for one (1) year, until the next annual meeting of Stockholders and until his or her successor shall have been duly elected and shall have qualified. Directors may be elected to an unlimited number of successive terms.

The names of the current Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

Thomas G. Wattles

James R. Mulvihill

Philip L. Hawkins

Phillip R. Altinger

Bruce L. Warwick

John C. O’Keeffe

Tripp H. Hardin, III

John S. Gates, Jr.

Thomas F. August

Section 2.5 Resignation or Removal of Directors. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” means, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Section 2.6 Extraordinary Actions. Except as specifically provided in Section 2.5 (relating to removal of Directors) and in Article 5, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 2.7 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this charter or the Bylaws.

Section 2.8 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 3.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Company or any other security of the Company which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 2.9 Indemnification. (a) The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any individual who is a present or former Director or officer of the Company or (2) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a Director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (1) or (2) above and to any employee or agent of the Company or a predecessor of the Company.

(b) The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c) The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of Stockholders or disinterested Directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 2.10 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its stock: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, net profits, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of stock of the Company; the number of shares of stock of any class of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 2.11 REIT Qualification. The Board of Directors shall cause the Company to continue to qualify for federal income tax treatment as a REIT. If the Board of Directors determines that it is no longer in the best interests of the Company to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article 3 is no longer required for REIT qualification.

ARTICLE 3.

SHARES

Section 3.1 Authorized Shares.

The total number of shares of capital stock which the Company is authorized to issue is five hundred million (500,000,000), consisting of three hundred fifty million (350,000,000) shares of common stock, $0.01 par value per share (described in Section 3.2 hereof), fifty million (50,000,000) shares of preferred stock, $0.01 par value per share (described in Section 3.3 hereof), and one hundred million (100,000,000) Shares-in-Trust, $0.01 par value per share (described in Section 3.8 hereof). All shares of capital stock shall be fully paid and nonassessable when issued. Equity Shares may be issued for such consideration as the Directors determine, or if issued as a result of a stock dividend or stock split, without any consideration. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article 3, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 3.1. The Board of Directors, with the approval of a majority of the Board of Directors and without any action on the part of the Stockholders, may amend this charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has the authority to issue.

Section 3.2 Common Shares.

(a) COMMON SHARES SUBJECT TO TERMS OF PREFERRED SHARES. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.

(b) DESCRIPTION. Common Shares shall have a par value of $.01 per share and, except as may otherwise be specified in the terms of any class or series of Common Shares, shall entitle the holders to one (1) vote per share on all matters upon which Stockholders are entitled to vote. The Board of Directors may classify or reclassify any unissued Common Shares from time to time in one or more classes or series of stock.

(c) DIVIDEND OR DISTRIBUTION RIGHTS. The Board of Directors from time to time may authorize the payment to Stockholders of such dividends or distributions in cash or other property as the Board of Directors in their discretion shall determine. The Board of Directors shall endeavor to authorize the payment of such dividends and distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code; provided, however, Stockholders shall have no right to any dividend or distribution unless and until authorized by the Board of Directors and declared by the Company. The exercise of the powers and rights of the Board of Directors pursuant to this section shall be subject to the provisions of any senior class or series of Equity Shares at the time outstanding. The receipt by any Person in whose name any Equity Shares are registered on the records of the Company or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Equity Shares and from all liability to see to the application thereof.

(d) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, each holder of Common Shares shall be entitled (after payment or provision for payment of the debts and other liabilities of the Company and to holders of any class or series of stock hereafter classified or reclassified having a preference as to distributions in the liquidation, dissolution or winding up of the Company) to share ratably in the remaining net assets of the Company, together with the holders of any other class or series of stock hereafter classified or reclassified not having a preference as to distributions in the liquidation, dissolution or winding up of the Company.

(e) VOTING RIGHTS. Except as may be provided otherwise in this charter, and subject to the express terms of any series of Equity Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common Stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders of the Company, and shall be entitled to one (1) vote for each Common Share entitled to vote at such meeting.

Section 3.3 Preferred Shares.

The Board of Directors may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of stock.

Section 3.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Company; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article 3 and subject to the express terms of any class or series of stock of the Company outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 3.3 may be made dependent upon facts or events ascertainable outside this charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided, that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document accepted for record by SDAT.

Section 3.5 Charter and Bylaws. The rights of all Stockholders and the terms of all stock are subject to the provisions of this charter and the Bylaws.

Section 3.6 No Issuance of Share Certificates.

The Company shall not issue share certificates. A Stockholder’s investment shall be recorded on the books of the Company. To transfer his or her Equity Shares a Stockholder shall submit an executed form to the Company, which form shall be provided by the Company upon request. Such transfer will also be recorded on the books of the Company. Upon issuance or transfer of Equity Shares, the Company will provide the Stockholder with information concerning his or her rights with regard to such stock, in a form substantially similar to Section 3.7(l), and as required by the Bylaws and the MGCL or other applicable law.

Section 3.7 Restrictions On Ownership And Transfer.

(a) DEFINITIONS. For purposes of Sections 3.7 and 3.8, the following terms shall have the following meanings:

“ACQUIRE” means the acquisition of Beneficial or Constructive Ownership of Equity Shares by any means, including, without limitation, the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner or Constructive Owner. The terms “Acquires” and “Acquisition” shall have correlative meanings.

“BENEFICIAL OWNERSHIP” means ownership of Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the Company directly or constructively held by such Person, but not Common Shares issuable with respect to the conversion, exchange or exercise of securities for the Company held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

“BENEFICIARY” means the beneficiary of the Trust as determined pursuant to Section 3.8(e)(1) hereof.

“BUSINESS DAY” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law or regulation or executive order to close.

“COMMON SHARE OWNERSHIP LIMIT” means, with respect to any class of Common Shares, nine point eight percent (9.8%) (by value or number of shares, whichever is more restrictive) of the outstanding Common Shares, subject to adjustment pursuant to Section 3.7(j) (but not more than nine point nine percent (9.9%) of the outstanding Common Shares, as so adjusted) and to any other limitations contained in this Section 3.7.

“CONSTRUCTIVE OWNERSHIP EQUITY” means ownership of Equity Shares by a Person who could be treated as an owner of such Equity Shares, either actually or constructively, directly or indirectly, (including a nominee) through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.

“CONTROLLING PERSON” means a Person who has discretionary authority or control with respect to the assets of the Company or who provides investment advice to the Company for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person.

“EXCEPTED HOLDER” means a Person for whom an Excepted Holder Limit is created by this charter or by the Board of Directors pursuant to Section 3.7(i).

“EXCEPTED HOLDER LIMIT” means, provided, that the affected Excepted Holder agrees to comply with the requirements established by this charter or by the Board of Directors pursuant to Section 3.7(i) and subject to adjustment pursuant to Section 3.7(j), the percentage limit established for an Excepted Holder by this charter or by the Board of Directors pursuant to Section 3.7(i).

“MARKET PRICE” means, on any date, with respect to any class or series of outstanding shares of Equity Shares the average of the Closing Price for such Equity Shares for the five consecutive Trading Days ending on such date. The “Closing Price” on any date means the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Shares are listed or admitted to trading or, if the Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Shares selected by the Board of Directors, or, if no such market maker exists, as determined in good faith by the Board of Directors.

“OWNERSHIP LIMIT” means the Common Share Ownership Limit or the Preferred Share Ownership Limit, or both, as the context may require.

“PREFERRED SHARE OWNERSHIP LIMIT” means, with respect to the Preferred Shares, nine point eight percent (9.8%) (by value or number of shares, whichever is more restrictive) of the outstanding Equity Shares of a particular class or series of Preferred Shares of the Company, subject to adjustment pursuant to Section 3.7(j) (but not more than nine point nine percent (9.9%) of any outstanding class or series of Preferred Shares, as so adjusted) and to any other limitations contained in Section 3.7.

“PURPORTED BENEFICIAL HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the Person for whom the applicable Purported Record Holder held the Equity Shares that were, pursuant to Section 3.7, automatically exchanged for Shares-in-Trust upon the occurrence of such event or transaction. The Purported Beneficial Holder and the Purported Record Holder may be the same Person.

“PURPORTED BENEFICIAL TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 3.7(b). The Purported Beneficial Transferee and the Purported Record Transferee may be the same Person.

“PURPORTED RECORD HOLDER” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares that were, pursuant to Section 3.7(c), automatically exchanged for Shares-in-Trust upon the occurrence of such an event or transaction. The Purported Record Holder and the Purported Beneficial Holder may be the same Person.

“PURPORTED RECORD TRANSFEREE” means, with respect to any purported Transfer or Acquisition or other event or transaction which results in Shares-in-Trust, the record holder of the Equity Shares if such Transfer or Acquisition which results in Shares-in-Trust had been valid under Section 3.7(b). The Purported Record Transferee and the Purported Beneficial Transferee may be the same Person.

“RESTRICTION TERMINATION DATE” means the first day after the date of the closing of the Company’s initial public offering on which the Board of Directors determines pursuant to Section 2.11 hereof, that it is no longer in the best interests of the Company to attempt or continue to qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Company to qualify as a REIT.

“SHARES-IN-TRUST” means those shares for which Equity Shares are automatically exchanged as a result of a purported Transfer, Acquisition, change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction as described in Section 3.7(c).

“TRADING DAY” means (i) a day on which the principal national securities exchange on which the affected class or series of Equity Shares are listed or admitted to trading is open for the transaction of business, or (ii) if the affected class or series of Equity Shares are not so listed or admitted to trading, any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“TRANSFER” means any sale, transfer, gift, hypothecation, assignment, devise or other disposition of a direct or indirect interest in Equity Shares or the right to vote or receive dividends on Equity Shares, including without limitation (i) the granting of any option (including any option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers,” “Transferred” and “Transferable” shall have correlative meanings.

“TRUST” means the trust created pursuant to Section 3.8(a) hereof.

“TRUSTEE” means the trustee of the Trust, as appointed by the Company or any successor trustee thereof, which Trustee shall not be an Affiliate of the Company or of the Purported Record Holder, the Purported Beneficial Holder, the Purported Record Transferee, or the Purported Beneficial Transferee.

(b) OWNERSHIP AND TRANSFER LIMITATIONS.

(1) Notwithstanding any other provision of this charter, except as provided in Section 3.7(i) and subject to Section 3.9, from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, (1) no Person, other than an Excepted Holder, shall Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limits and (2) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder. Notwithstanding any other provisions of this charter, subject to Section 3.9, from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, the Equity Shares shall not be beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution).

(2) Notwithstanding any other provision of this charter, except as provided in Section 3.7(i) and subject to Section 3.9, from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would result in any Person Beneficially or Constructively Owning Equity Shares in excess of the Common or Preferred Share Ownership Limits shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would otherwise be Beneficially or Constructively Owned by such Person in excess of the Common or Preferred Share Ownership Limits, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(3) Notwithstanding any other provision of this charter, subject to Section 3.9, from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, or other purported change in Beneficial or Constructive Ownership (including actual ownership) of Equity Shares or other event or transaction that, if effective, would result in the Equity Shares being actually owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership (including actual ownership) or other event or transaction with respect to that number of Equity Shares which otherwise would be owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee or subsequent owner (including a Beneficial Owner or Constructive Owner) shall acquire no rights in that number of Equity Shares.

(4) Notwithstanding any other provision of this charter, subject to Section 3.9, from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer, Acquisition, change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to be “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(5) Notwithstanding any other provision of this charter, subject to Section 3.9, from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, any Transfer, Acquisition, change in capital structure of the Company, or other purported change in Beneficial or Constructive Ownership of Equity Shares or other event or transaction that, if effective, would (i) cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the real property of the Company, the Operating Partnership or any direct or indirect subsidiary (including, without limitation, partnerships, joint ventures and limited liability companies) of the Company or the Operating Partnership (a “Subsidiary”), within the meaning of Section 856(d)(2)(B) of the Code or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, shall be void ab initio as to the Transfer, Acquisition, change in capital structure of the Company, other purported change in Beneficial or Constructive Ownership or other event or transaction with respect to that number of Equity Shares which would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, and none of the Purported Beneficial Transferee, the Purported Record Transferee, the Purported Beneficial Holder or the Purported Record Holder shall acquire any rights in that number of Equity Shares.

(c) EXCHANGE FOR SHARES-IN-TRUST.

(1) If, notwithstanding the other provisions contained in this Article 3, at any time from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, there is a purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in the Beneficial or Constructive Ownership of Equity Shares or other event or transaction such that any Person would either Beneficially or Constructively Own Equity Shares in excess of the Common or Preferred Share Ownership Limit, then, except as otherwise provided in Section 3.7(i), such Equity Shares (rounded up to the next whole number of shares) in excess of the Common or Preferred Share Ownership Limit automatically shall be converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article 3 requires different terms. Such conversion shall be effective as of the close of business on the business day next preceding the date of the purported Transfer or Acquisition or change in capital structure, other purported change in Beneficial or Constructive Ownership of Equity Shares, or other event or transaction.

(2) If, notwithstanding the other provisions contained in this Article 3, at any time from the first closing date of the Company’s initial public offering and prior to the Restriction Termination Date, there is a purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in the Beneficial or

Constructive Ownership of Equity Shares or other event or transaction which, if effective, would result in a violation of any of the restrictions described in subparagraphs (3), (4) and (5) of paragraph (b) of this Section 3.7, or otherwise, directly or indirectly, would cause the Company to fail to qualify as a REIT, then the Equity Shares (rounded up to the next whole number of shares) purportedly being Transferred or Acquired or which are otherwise affected by the change in capital structure or other purported change in Beneficial or Constructive Ownership or other event or transaction and which, in any case, would result in a violation of any of the restrictions described in subparagraphs (3), (4) and (5) of paragraph (b) of this Section 3.7 or otherwise would cause the Company to fail to qualify as a REIT automatically shall be converted into an equal number of Shares-in-Trust having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article 3 requires different terms. Such conversion shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Acquisition or change in capital structure, other purported change in Beneficial or Constructive Ownership or other event or transaction.

(d) REMEDIES FOR BREACH. If the Board of Directors or a duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a purported Transfer, Acquisition, change in the capital structure of the Company or other purported change in Beneficial or Constructive Ownership or other event or transaction has taken place in violation of Section 3.7(b) or that a Person intends to Acquire or has attempted to Acquire Beneficial or Constructive Ownership of any Equity Shares in violation of this Section 3.7 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, Acquisition, change in the capital structure of the Company, other attempt to Acquire Beneficial or Constructive Ownership of any Equity Shares or other event or transaction, including, but not limited to, causing the Company to redeem Equity Shares, refusing to give effect thereto on the books of the Company or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, Acquisition, change in the capital structure of the Company, attempted Transfer or other attempt to Acquire Beneficial or Constructive Ownership of any Equity Shares or other event or transaction in violation of subparagraphs (2), (3), (4) and (5) of Section 3.7(b) (as applicable) shall be void ab initio and where applicable automatically shall result in the exchange described in Section 3.7(c), irrespective of any action (or inaction) by the Board of Directors or its designee.

(e) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to Acquire Beneficial or Constructive Ownership of Equity Shares that will or may violate Section 3.7(b) and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Equity Shares resulting in an exchange for Shares-in-Trust, pursuant to Section 3.7(c), or otherwise shall immediately give written notice to the Company, or, in the event of a proposed or attempted Transfer, Acquisition, or purported change in Beneficial or Constructive Ownership, shall give at least fifteen (15) days prior written notice to the Company, of such event and shall promptly provide to the Company such other information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Transfer, proposed or attempted Transfer, Acquisition, proposed or attempted Acquisition or purported change in Beneficial or Constructive Ownership on the Company’s status as a REIT.

(f) OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Company’s initial public offering and prior to the Restriction Termination Date:

(1) Every Beneficial or Constructive Owner of more than five percent (5%), or such lower percentages as determined pursuant to regulations under the Code or as may be requested by the Board of Directors, in its sole discretion, of the outstanding shares of any class or series of Equity Shares of the Company shall annually, no later than 30 days after the end of each taxable year, give written notice to the Company stating (i) the name and address of such Beneficial or Constructive Owner; (ii) the number of shares of each class or series of Equity Shares Beneficially or Constructively Owned; and (iii) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Company such additional information as the Company, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Company’s status as a REIT and to ensure compliance with the Common or Preferred Share Ownership Limit and other restrictions set forth herein.

(2) Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the Stockholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner promptly shall provide to the Company such information as the Company, in its sole discretion, may request in order to determine the Company’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, or to determine any such compliance or to ensure compliance with the Common or Preferred Share Ownership Limits and other restrictions set forth herein.

(g) REMEDIES NOT LIMITED. Subject to Section 3.9, nothing contained in this Article 3 shall limit the scope or application of the provisions of this Section 3.7, the ability of the Company to implement or enforce compliance with the terms hereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Company and the interests of its Stockholders by preservation of the Company’s status as a REIT and to ensure compliance with the Ownership Limit for any class or series of Equity Shares and other restrictions set forth herein, including, without limitation, refusal to give effect to a transaction on the books of the Company.

(h) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 3.7, including any definition contained in Sections 1.4 and 3.7(a), the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 3.7 with respect to any situation based on the facts known to it. In the event Section 3.7 or 3.8 requires an action by the Board of Directors and this charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 3.7 or 3.8. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 3.7) acquired Beneficial or Constructive Ownership of Equity Shares or Common Shares in violation of Section 3.7, such remedies (as applicable) shall apply first to the Equity Shares or Common Shares which, but for such remedies, would have been actually owned by such Person, and second to Equity Shares or Common Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares or Common Shares based upon the relative number of the Equity Shares or Common Shares held by each such Person.

(i) WAIVERS BY BOARD. Upon notice of an Acquisition or Transfer or a proposed Acquisition or Transfer which results or would result in the intended transferee having Beneficial Ownership of shares in excess of the Ownership Limit, the Board of Directors may, prospectively or retroactively, upon receipt of evidence deemed to be satisfactory by the Board of Directors, in its sole discretion, that such Acquisition or Transfer does not or will not violate the “closely held” provisions of Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, create an Excepted Holder Limit with respect to such transferee (an “Excepted Holder”) upon such conditions as the Board of Directors may direct.

(j) INCREASE IN COMMON OR PREFERRED SHARE OWNERSHIP LIMIT. Subject to the limitations contained in Section 3.7(k), the Board of Directors may from time to time increase the Common or Preferred Share Ownership Limits for one or more Persons and decrease the Common or Preferred Share Ownership Limits for all other Persons; provided, however, that a decreased Common Share Ownership Limit or Preferred Share Ownership Limit will not be effective for any Person whose percentage ownership of Equity Shares or Common Shares is in excess of such decreased Common Shares Limit or Preferred Share Ownership Limit until such time as such Person’s percentage of Equity Shares or Common Shares equals or falls below the decreased Common Share Ownership Limit or Preferred Share Ownership Limit, but until such time as such Person’s percentage of Equity Shares or Common Shares falls below such decreased Common Share Ownership Limit or Common Stock Ownership Limit, any further acquisition of Equity Shares or Common Shares will be in violation of the Common Share Ownership Limit or the Common Share Ownership Limit and, provided, further, that the new Common Share Ownership Limit or Common Share Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 50% in value of the outstanding Equity Shares or Common Shares.

(k) LIMITATION ON MODIFICATIONS.

(1) The Ownership Limit for a class or series of Equity Shares may not be increased and no additional ownership limitations may be created if, after giving effect to such increase or creation, the Company would be “closely held” within the meaning of Section 856(h) of the Code.

(2) Prior to any modification of the Ownership Limit with respect to any Person, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company’s status as a REIT.

(l) NOTICE TO STOCKHOLDERS UPON ISSUANCE OR TRANSFER. Upon issuance or transfer of Equity Shares, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

“The securities issued or transferred are subject to restrictions on transfer and ownership for the purpose of maintenance of the Company’s status as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the charter of the Company, no Person may (i) Beneficially or

Constructively Own any class of Common Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of such outstanding Common Shares; (ii) Beneficially or Constructively Own shares of any class or series of Preferred Shares of the Company in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Company) of the outstanding shares of such class or series of Preferred Shares; (iii) Transfer Common Shares or Preferred Shares if such Transfer would result in Equity Shares being actually owned by fewer than 100 Persons; (iv) Beneficially or Constructively Own Common Shares or Preferred Shares (of any class or series) which would result in the Company being “closely held” under Section 856(h) of the Code or which otherwise would cause the Company to fail to qualify as a REIT; or (v) Beneficially or Constructively Own Common Shares or Preferred Shares that would cause the Company to Constructively Own 9.9% or more of the ownership interests in a tenant of the Company’s, the Operating Partnership’s or a Subsidiary’s real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive Ownership of Common Shares and/or Preferred Shares in excess of the above limitations and any Person who Beneficially or Constructively Owns Shares-in-Trust as a transferee of Common or Preferred Shares resulting in an exchange for Shares-in-Trust (as described below) immediately must notify the Company in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Company at least 15 days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Shares and/or Preferred Shares or other event which results in a violation of the ownership or transfer limitations set forth in the Company’s charter shall be void ab initio and none of the Purported Beneficial or Record Transferees or the purported Beneficial or Record Holders shall have or acquire any rights in such Common Shares and/or Preferred Shares. If there is a purported Transfer or Acquisition of Equity Shares which, if effective, would result in the transfer and ownership limitations referred to herein being violated, the Common Shares or Preferred Shares purportedly Transferred or Acquired automatically will be converted into Shares-in-Trust to the extent of violation of such limitations, and such Shares-in-Trust will be held in trust by a trustee appointed by the Company, all as provided by the charter of the Company. In addition, the Company may redeem Equity Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a purported Transfer, Acquisition or other event may violate the restrictions described above. All defined terms used in this legend have the meanings identified in the Company’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each Stockholder who so requests.”

Section 3.8 Shares-In-Trust.

(a) OWNERSHIP IN TRUST. Upon any purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction that results in Shares-in-Trust pursuant to Section 3.7(c), such Shares-in-Trust shall be deemed to have been transferred to a Trust for the exclusive benefit of the Beneficiary. Shares-in-Trust so held in trust shall be issued and outstanding stock of the Company. The Purported Record Transferee or Purported Record Holder shall have no rights in such Shares-in-Trust except as provided in Section 3.8(c) and Section 3.8(e).

(b) DISTRIBUTION RIGHTS. Shares-in-Trust shall be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all distributions and dividends on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. Any dividend or distribution with a record date on or after the date that Equity Shares have been exchanged for Shares-in-Trust which were paid on such Equity Shares to the Purported Record Transferee or to the Purported Record Holder shall be repaid to the Trust, and any such dividend or distribution declared on such Equity Shares but unpaid shall be paid to the Trustee to hold in trust for the benefit of the Beneficiary. The Company shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to the Purported Record Transferee or Purported Record Holder, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by such Persons and, as soon as reasonably practicable following the Company’s receipt or withholding thereof, paying over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(c) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets, of the Company, each holder of Shares-in-Trust resulting from the conversion of Equity Shares of any specified class or series shall be entitled to receive, ratably with each other holder of Shares-in-Trust resulting from the exchange of Equity Shares of such class or series and each holder of Equity Shares of such class or series, that portion of the remaining assets of the Company, as are due to holders of Preferred Shares of such class or series or available for distribution to the holders of such class of Common Shares, as applicable.

The Trustee shall distribute to the Purported Record Transferee or Purported Record Holder the amounts received upon such liquidation, dissolution, winding up or distribution, provided that the Purported Record Transferee or Purported Record Holder shall not be entitled to receive amounts pursuant to this Section 3.8(c) in excess of the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer). Any remaining amounts shall be distributed to the Beneficiary.

(d) VOTING RIGHTS. The Trustee shall be entitled to vote the Shares-in-Trust on any matters on which holders of Equity Shares of the same class or series are entitled to vote (except as required otherwise by the MGCL). Any vote taken with respect to Equity Shares prior to the discovery by the Company that the Equity Shares have been converted into Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio and be recast by the Trustee, in its sole and absolute discretion, provided that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Purported Record Transferee or Purported Record Holder shall be deemed to have given, as of the date of the exchange of such Equity Shares for Shares-in-Trust pursuant to Section 3.7(c), an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(e) RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY; SALES OF SHARES-IN-TRUST.

(1) Except as described in this Section 3.8(e) and in Section 3.8(c), Shares-in-Trust shall not be transferable. The Beneficiary shall be one or more charitable organizations that is described in Section 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code named by the Company within five days after the Trust is established. However, for purposes of sales by the Trustee as set forth herein, the Trustee shall designate a permitted transferee of the Equity Shares represented by such Shares-in-Trust provided that the transferee (i) purchases such Equity Shares for valuable consideration and (ii) acquires such Equity Shares without such acquisition resulting in another automatic conversion of Equity Shares into Shares-in-Trust. If the Company does not purchase the Shares-in-Trust, the Trustee shall (i) sell that number of Equity Shares represented by such Shares-in-Trust to the permitted transferee, (ii) cause to be recorded on the books of the Company that the permitted transferee is the holder of record of such number of Equity Shares and (iii) cause the Shares-in-Trust to be canceled.

(2) In the event of a sale by the Trustee of the Equity Shares represented by such Shares-in-Trust, the Purported Record Transferee or Purported Record Holder shall receive from the Trustee a per share price equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) and (ii) the price per share received by the Trustee, provided that such price per share shall be net of any commissions and other expenses of the sale. The proceeds shall be sent to such Person within five business days after the closing of such sale transaction.

(3) All Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, and the Company will have the right to accept such offer for a period of 20 days after the later of (i) the date of the purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a purported Transfer or Acquisition or a change in the capital structure of the Company, other purported change in Beneficial or Constructive Ownership or event or transaction resulting in such Shares-in-Trust occurred, if the Company does not receive a notice pursuant to Section 3.7(e). If the Company accepts the offer to purchase such Shares-in-Trust, the purchase price per share shall be equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price at the time of such gift or devise) and (ii) the Market Price on the date the Company, or its designee, accepts such offer.

(4) Any amounts received by the Trustee in excess of the amounts paid to the Purported Record Transferee or Purported Record Holder shall be distributed to the Beneficiary.

Section 3.9 Settlements.

Nothing in Sections 3.7 and 3.8 shall preclude the settlement of any transaction with respect to the Equity Shares entered into through the facilities of the New York Stock Exchange or other national securities exchange on which the Equity Shares are listed. The fact that the settlement of any transaction occurs shall not negate the effect of any other provisions of Sections 3.7 and 3.8 and any transferee in such a transaction shall be subject to all of the provision and limitations set forth in such Sections.

Section 3.10 Severability.

If any provision of this Article 3 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of this Article 3 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 3.11 Waiver.

The Company shall have authority at any time to waive the requirements that Shares-in-Trust be issued or be deemed outstanding in accordance with the provisions of this Article 3 if the Company determines, based on an opinion of nationally recognized tax counsel, that the issuance of such Shares-in-Trust or the fact that such Shares-in-Trust are deemed to be outstanding, would jeopardize the status of the Company as a REIT (as that term is defined in Section 1.4).

Section 3.12 Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 3.

ARTICLE 4.

LIABILITY OF STOCKHOLDERS, DIRECTORS AND AFFILIATES;

TRANSACTIONS BETWEEN AFFILIATES AND THE COMPANY

Section 4.1 Limitation Of Stockholder Liability.

No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company Property or the affairs of the Company by reason of his being a Stockholder. The Company shall include a clause in its contracts which provides that Stockholders shall not be personally liable for obligations entered into on behalf of the Company.

Section 4.2 Limitation Of Liability.

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Article 4, nor the adoption or amendment of any other provision of this charter or the Bylaws inconsistent with this Article 4, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 4.3 Express Exculpatory Clauses In Instruments.

Neither the Stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

ARTICLE 5.

AMENDMENT

The Company reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by this charter on Stockholders, Directors and officers are granted subject to this reservation. Except as otherwise provided in this charter and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provisions in this charter, any amendment to this charter shall be valid only if approved by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 2.5 or to this sentence of this charter shall be valid only if approved by the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter.

THIRD: The foregoing third amendment to and restatement of this charter has been approved by a majority of the Board of Directors and approved by the Stockholders as required by law.

FOURTH: The current address of the principal office of the Company in the State of Maryland is as set forth in Article 1 of the foregoing third amended and restated charter.

FIFTH: The name and address of the Company’s current resident agent are as set forth in Article 1 of the foregoing third amended and restated charter.

SIXTH: The number of Directors of the Company and the names of those currently in office are as set forth in Article 2 of the foregoing third amended and restated charter.

SEVENTH: The total number of shares of stock which the Company had authority to issue immediately prior to this amendment and restatement and has authority to issue pursuant to the foregoing is 500,000,000, consisting of 350,000,000 shares of common stock, $0.01 par value per share, 50,000,000 shares of preferred stock, $0.01 par value per share, and 100,000,000 Shares-In-Trust, $0.01 par value per share. The aggregate par value of all shares of stock having par value is $5,000,000.

EIGHTH: The undersigned Chief Executive Officer acknowledges these Third Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Third Articles of Amendment and Restatement of Articles of Incorporation to be signed in its name and on its behalf by its Chief Executive Officer, and attested by its Secretary, on this 13th day of December, 2006.

/s/ Philip L. Hawkins
Philip L. Hawkins, Chief Executive Officer

ATTEST:

/s/ Stephen K. Schutte
Stephen K. Schutte, Secretary and General Counsel